Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Paulson Capital Corp.

We consent to the incorporation by reference in the registration statement (no. 333-123370) on Form S-3 of Paulson Capital Corp. of our report dated March 27, 2006, relating to the consolidated financial statements, which appears in the December 31, 2005 annual report on Form 10-K of Paulson Capital Corp.

Chicago, Illinois

March 27, 2006